NEWS RELEASE

Contacts:	Randy Guba, CFO
Integrated Electrical Services, Inc.
713-860-1500

FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com

Karen Roan / kcroan@drg-e.com

DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS

FISCAL 2007 SECOND QUARTER RESULTS

Company completes amendment to prepay $15 million of term loan principal

HOUSTON — MAY 8, 2007 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced results for the fiscal 2007 second quarter ended March 31, 2007. The company emerged from its restructuring on May 12, 2006, therefore, periods ended April 30, 2006 and prior are referred to as Predecessor and periods subsequent to April 30, 2006 are referred to as Successor.

FISCAL SECOND QUARTER RESULTS

Revenues for the second quarter of fiscal 2007 were $216.8 million with gross profit of $35.8 million, a 16.5 percent gross profit margin, compared to revenues of $228.2 million with gross profit of $34.5 million, a 15.1 percent gross profit margin, in the second quarter of fiscal 2006. Operating cash flow for the second quarter of fiscal 2007 was $22.0 million compared to $2.0 million in the second quarter of fiscal 2006. EBITDAR (earnings before interest, taxes, depreciation, amortization and restructuring expenses) for the fiscal 2007 second quarter was $2.7 million compared to a negative $6.3 million in the comparable period a year ago.

Net loss from continuing operations for the fiscal 2007 second quarter was $0.7 million, or $0.05 per share, compared to net loss from continuing operations of $21.1 million, or $1.41 per share, for the fiscal 2006 second quarter. Total net loss, which includes discontinued operations, for the second quarter of fiscal 2007 was $0.7 million, or $0.05 per share, compared to total net loss of $28.5 million, or $1.91 per share, for the fiscal 2006 second quarter.

On May 7, 2007, IES completed an amendment with the lenders on its revolving credit facility, led by Bank of America, N.A., allowing a prepayment of $15.0 million of principal on the company’s term loan. Pursuant to the term loan agreement, the principal payment will include a prepayment penalty of 4.5 percent, bringing the total amount to $15.7 million. Included in the amendment agreement is a modification of the company’s maximum leverage ratio covenant to 4:1 from its current level of 4.25:1 after the prepayment is made. Also included is the removal of the commercial and residential minimum EBIT (earnings before interest and taxes) covenants.

In addition, the company will elect to go to cash pay of interest on its term loan beginning July 1, 2007.

Michael Caliel, IES’ president and chief executive officer, stated, “Our operating results were uneven during the second quarter. While our revenues declined, we were able to drive gross margin higher than first quarter and year ago levels. We are also encouraged by the continued improvement in much of our commercial and industrial business during the quarter.

“However, there are still a handful of businesses in our commercial and industrial segment where we are taking steps to improve performance; and this activity impacted volumes and associated selling, general and administrative expenses in the second quarter. Furthermore, we saw pressure in our residential segment in both volume and margin due to the overall decline in the housing market. Importantly, we are encouraged by the performance of the remaining underlying businesses in our commercial and industrial segment.

“The entire company is undergoing a major transformation in its overall cost structure, as well as operating performances and disciplines. This is a complex undertaking, and while we have made progress, we still have a lot of work ahead of us. We continue to remove unnecessary costs and make the necessary investments to position this company for profitable growth in the future.

“Additionally, we have been working to improve cash management and have seen a solid improvement in our cash position over the last several quarters, resulting in our ability to prepay a portion of the principal on our term loan. Our cash management efforts, lower debt levels and interest savings strengthen our balance sheet as we move into our traditionally stronger third and fourth quarters.”

Selling, general and administrative (“SG&A”) expenses for the fiscal second quarter of 2007 were $35.4 million, or 16.3 percent of revenues, compared to SG&A expenses of $30.5 million, or 13.3 percent of revenues, in the fiscal 2006 second quarter. Included in the fiscal 2007 second quarter SG&A expenses are the following incremental expenses over the fiscal 2006 second quarter:

•	$2.5 million in costs related to the company’s ongoing investment in its transformation program to improve overall operational performance
•	$0.7 million of incentives to business unit management resulting from improved cash flow of $20 million over the prior year
•	Non-cash compensation expenses of approximately $0.7 million related to restricted stock
•	Fresh start amortization of $1.1 million as a result of fresh start accounting and reporting implemented on April 30, 2006

FISCAL 2007 YEAR TO DATE

Revenues for the first six months of fiscal 2007 were $445.7 million with gross profit of $72.8 million, a 16.3 percent gross profit margin, compared to revenues of $454.9 million with gross profit of $69.0 million, a 15.2 percent gross profit margin, in the comparable period of fiscal 2006. Selling, general and administrative (“SG&A”) expenses for the first six months of fiscal 2007 were $71.0 million, or 15.9 percent of revenues, compared to SG&A expenses of $60.3 million, or 13.3 percent of revenues, in the first six months of fiscal 2006.

Net loss from continuing operations for the first six months of fiscal 2007 was $1.1 million, or $0.07 per share, compared to net loss from continuing operations of $22.9 million, or $1.53 per share, for the comparable period in fiscal 2006. Total net loss, which includes discontinued operations, for the first half of fiscal 2007 was $1.5 million, or $0.10 per share, compared to total net loss of $30.9 million, or $2.07 per share, for the first half of fiscal 2006.

SEGMENT DATA

Segment revenues for Commercial / Industrial for the second fiscal quarter of 2007 were $137.4 million at a gross margin of 16.2 percent compared to revenues of $135.6 million at a gross margin of 12.5 percent in the fiscal 2006 second quarter. Residential revenues in the second quarter were $79.3 million at a gross margin of 17.0 percent compared to $92.6 million at a gross margin of 19.0 percent in the same period a year ago.

Segment revenues for Commercial / Industrial for the first six months of fiscal 2007 were $272.3 million at a gross margin of 15.5 percent compared to revenues of $272.0 million at a gross margin of 12.9 percent in the comparable period of fiscal 2006. Residential revenues for the first half of fiscal 2007 were $173.4 million at a gross margin of 17.6 percent compared to the first half fiscal 2006 Residential revenues of $182.9 million at a gross margin of 18.5 percent.

BACKLOG

Backlog related to continuing operations was $354 million as of March 31, 2007, a slight decline from the $361 million backlog level of December 31, 2006. Year over year, backlog increased approximately four percent from March 31, 2006 levels, and the quality of backlog continued to improve, reflecting the company’s ongoing selectivity regarding new business.

DEBT AND LIQUIDITY

Total long-term debt was $59.3 million as of March 31, 2007. As a result of the company’s focus on cash management, unrestricted cash and cash equivalents continued to improve, totaling $67.3 million as of March 31, 2007 compared to $28.2 million as of March 31, 2006.

EBITDA RECONCILIATION

The company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) and EBITDAR (earnings before interest, taxes, depreciation, amortization and restructuring expenses) amounts that are non-GAAP financial measures. EBITDA and EBITDAR are also measures that are used in determining compliance with the company’s senior secured credit facility. Therefore, management believes EBITDA and EBITDAR provide useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future. A reconciliation of EBITDA and EBITDAR to net income is found in the table below. For further details on the company’s financial results, please refer to the company’s quarterly report on Form 10-Q, to be filed before the market opens on May 9, 2007.

CONFERENCE CALL

Integrated Electrical Services has scheduled a conference call for Wednesday, May 9, 2007, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2143 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 16, 2007. To access the replay, dial (303) 590-3000 using a pass code of 11088674#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to the company’s ability to meet debt service obligations and related financial and other covenants; limitations on the availability and the increased costs of surety bonds required for certain projects; the inherent uncertainties relating to estimating future operating results and the company’s ability to generate sales, operating income, or cash flow; potential difficulty in addressing material weaknesses in the inventory and control environment at one business unit that has been identified by the company and its independent auditors; fluctuations in operating results because of downturns in levels of construction; inaccurate estimates used in entering into and executing contracts; inaccuracies in estimating revenue and percentage of completion on contracts; difficulty in managing the operation of existing entities; the high level of competition in the construction industry both from third parties and ex-employees; increases in costs or limitations on availability of labor, especially qualified electricians, increase in costs of commodities used in our industry of steel, copper and gasoline; accidents resulting from the numerous physical hazards associated with the company’s work; loss of key personnel particularly presidents of business units; business disruption and costs associated with the Securities and Exchange Commission investigation or class action now pending; litigation risks and uncertainties, including in connection with the ongoing SEC investigation; unexpected liabilities or losses associated with warranties; difficulties in integrating new types of work into existing subsidiaries; inability of the company to incorporate new accounting, control and operating procedures; the loss of productivity, either at the corporate office or operating level resulting from changed procedures or management personnel; disruptions or inability to effectively manage consolidations.

You should understand that the foregoing, as well as other risk factors discussed in this document, in IES’ annual report on Form 10-K for the year ended September 30, 2006 and in IES’ quarterly report on Form 10-Q for the quarter ended March 31, 2007, could cause future outcomes to differ materially from those expressed in such forward-looking statements. IES undertakes no obligation to publicly update or revise information concerning the company’s restructuring efforts, borrowing availability, or its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release. Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about us can be found at http://www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

SELECTED BALANCE SHEET DATA

SELECTED CASH FLOW DATA